                                                               Exhibit 23.4

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Lexar Media, Inc.

Our audits of the consolidated financial statements referred to in our report dated April 28, 2000, except as to note 13 which is as of July 5, 2000 appearing in this Registration Statement on Form S-1 also included an audit of the consolidated financial statement schedule listed in Item 16 of this Form S-
1. In our opinion, this consolidated financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

San Jose, California
April 28, 2000